EXHIBIT 99.1

            INTERPLAY ANNOUNCES SALE OF GALLEON TO SCI ENTERTAINMENT


IRVINE,  CA,  December 15, 2003 -- Interplay  Entertainment  Corp. (OTC Bulletin
Board: IPLY) announced today it has sold all rights to Galleon: Islands of Mystery to SCi Games Ltd., an affiliate of SCi Entertainment Group of London. Terms of the transaction were not disclosed.

Commenting on the announcement, Interplay Chairman and Chief Executive Officer Herve Caen said, "In development for more than three years, Galleon no longer fits with Interplay's strategy going forward. Heading into 2004, Interplay is facing critical decisions about its future strategy, its resources, and its product lineup. The company's development resources will be streamlined and focused on high profile game titles we have planned for release next year and in the near term, including Exalted, an action/adventure title now in development."

Interplay Entertainment Corp. is a worldwide developer and publisher of interactive entertainment software for both core gamers and the mass market.
Founded in 1983, Interplay offers a broad range of products in the action/arcade, adventure/role-playing game (RPG) and strategy/puzzle categories across multiple platforms, including PlayStation(R)2 computer entertainment system, the Xbox(R) video game system from Microsoft, Nintendo GameCube(TM) and PCs. The company's common stock is publicly traded under the symbol IPLY. For more information about Interplay please visit our website www.interplay.com.

Safe Harbor Statement under the Private Securities Reform Act of 1995:

Statements contained in this release, except for historical information, are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "expect," "believes," or "plan" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. The risks and uncertainties which may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to, (a) the company's ability to procure additional funding means, (b) the company's ability to consistently and timely release products and its ability to control costs, (c) consumer demand or reaction to the company's future games and (d) other factors discussed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to the company's annual report on Form


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10-K for the fiscal year ended  December 31, 2002 and the  company's  subsequent quarterly filings on Form 10-Q. The company disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.

Xbox is a registered trademark of Microsoft Corporation in the United States and/or other countries.


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